Exhibit 99.1
DOR BioPharma, Inc.
850 Bear Tavern Road, Suite 201
Ewing, NJ 08628
www.dorbiopharma.com

DOR BioPharma Reports 2nd Quarter 2008 Financial Results

EWING, NJ – August 15, 2008 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) today announced its financial results for the second quarter ended June 30, 2008.

Revenues for the second quarter of 2008 were approximately $0.5 million compared to $0.3 million in the second quarter of 2008. For the six months ended June 30, revenue was $1.2 million for 2008, compared with $0.5 million for the same period in 2007. The increase was primarily attributed to the continued progress and achievement of milestones in the development of the RiVaxTM vaccine pursuant to the second National Institute of Allergy and Infectious Diseases (NIAID) grant received in September 2006 of $5.2 million.

The Company’s net loss for the second quarter of 2008 was approximately $1.3 million, or $0.01 per share, compared to $1.6 million, or $0.02 per share, for the first quarter of 2007. For the six months ended June 30, 2008, the net loss was $2.6 million, or $0.03 per share, compared with $3.7 million, or $0.04 per share, for the same period in 2007. This decrease in the net loss is primarily attributed to higher costs in 2007 associated with regulatory and consultant expenses in connection with the preparation and filing of the New Drug Application (NDA) for orBec® (oral beclomethasone dipropionate) in the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD) as well as the reduction in general and administrative expenses.

Research and development expenses in the second quarter of 2008 were approximately $0.7 million, compared with $1.0 million for the second quarter of 2007. For the six months ended June 30, 2008, research and development expenses were $1.3 million, compared with $2.1 million for the same period in 2007. Second quarter research and development expenses were primarily related to development work performed pursuant to the RiVaxTM NIAID biodefense grant as well as regulatory activities relating to the design of the upcoming confirmatory Phase 3 clinical trial for orBec®. General and administrative expenses for the second quarter of 2008 were approximately $0.6 million, compared with $0.7 million for the second quarter of 2007.  For the six months ended June 30, 2008, general and administrative expenses were $1.4 million, compared with $1.9 million for the same period in 2007. The decrease was attributed to reduction in overhead expenditures in 2008, as well as a $0.3 million non-cash charge from a dilution event that was expensed in 2007.

“The second quarter of 2008 was a productive one for DOR BioPharma,” stated Christopher J. Schaber, PhD, President and CEO of DOR.  “We have now established named patient access programs for orBec® in Europe, Australia, New Zealand, South Korea, Singapore, Malaysia and South Africa with more countries anticipated.  We have begun to receive orders for orBec® treatments pursuant to these programs that will begin to generate revenue for us in the third quarter of 2008.  We are also in the process of working with the FDA on the protocol design for the upcoming confirmatory Phase 3 clinical trial of orBec® for the treatment of GI GVHD.  We believe that we will be able to initiate this trial during the fourth quarter of 2008; however, additional funds will be required to fully execute this clinical program and others not presently covered by existing grants. We continue to manage our cash burn very carefully, while evaluating all strategic alternatives, including potential orBec® licensing deals and M&A alternatives.”

DOR’s Recent and Second Quarter 2008 Events:

On August 7, 2008, DOR announced that one of its academic development partners initiated a second human clinical trial of RiVaxTM in healthy volunteers.

On July 18, 2008, DOR announced that it entered into a collaboration with Steward Cross Pte Ltd, a specialty pharmaceutical company based in Singapore, under which Steward Cross will act as DOR’s Sponsor with regard to the administration of a Named Patient Access Program (NPAP) for orBec® to patients suffering from acute GI GVHD in Singapore and Malaysia.

On July 15, 2008, DOR announced that it had executed a definitive collaborative agreement with IDIS Limited for the supply and distribution within the European Union of orBec® for the treatment of gastrointestinal GI GVHD via an NPAP.

On June 30, 2008, DOR announced that it entered into a collaboration with Numoda Corporation for the execution of its upcoming confirmatory, Phase 3 clinical trial of orBec® for the treatment of GI GVHD.

On May 23, 2008, DOR announced that it had opened a new corporate office in the United Kingdom.

On May 22, 2008, DOR announced that it had voluntarily withdrawn the European MAA for its investigational drug orBec® for the treatment of GI GVHD.  DOR reached this decision after consultation with the EMEA and is based on the assessment that confirmatory evidence of clinical efficacy will be required for approval.  The withdrawal of an MAA application does not prejudice the possibility of DOR making a new application at a later stage.

On May 9, 2008, DOR announced the appointment of Christopher J. Schaber, PhD, to the Board of Directors of the Alliance for Biosecurity.

On May 8, 2008, DOR announced that it acquired an option for a third-generation anthrax vaccine from Harvard University.

On April 28, 2008, DOR announced that it initiated non-human primate efficacy studies of RiVax™.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of bone marrow transplantation.  DOR filed a New Drug Application for orBec® with the FDA for the treatment of acute GI GVHD and received a not approvable letter in which the FDA has requested data from a confirmatory Phase 3 clinical trial to demonstrate the safety and efficacy of orBec®.  orBec® is currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD.  Oral BDP may also have application in treating other gastrointestinal disorders characterized by severe inflammation.  Additionally, DOR has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin, botulinum toxin and anthrax. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, Inc., please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to secure partnerships or obtain financing within the next nine months to meet operating expenses and to conduct its upcoming confirmatory Phase 3 trial of orBec®, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200
www.dorbiopharma.com